                                                                   Exhibit 99.1

                                COMPANY CONTACT: Vion Pharmaceuticals, Inc.
                                                 Howard B. Johnson, CFO
                                                 (203) 498-4210 phone


Vion Presents Clinical Data on VNP40101M at EORTC-NCI-AACR Meeting

NEW HAVEN, CT, November 20, 2002 - VION PHARMACEUTICALS, INC. (NASDAQ NM: VION) announced today that it had reported clinical results from a Phase 1 trial of its anti-cancer agent VNP40101M in solid tumors in a poster presentation at the EORTC-NCI-AACR 2002 Meeting on "Molecular Targets and Cancer Therapeutics" held in Frankfurt, Germany.

The trial enrolled 23 patients with advanced cancer of different origins that was considered unresponsive to or had progressed after standard treatments. In 16 of the patients, the cancer had progressed following at least 2 failed prior chemotherapy regimens before treatment with VNP40101M. Treatment with VNP40101M was given intravenously over 15-30 minutes once monthly, and the dose was escalated in groups of 1-6 patients. Overall, VNP40101M was well-tolerated across all dose levels. The highest dose tested, which will be suitable for conducting Phase 2 trials, was associated with reversible moderate reduction of platelet counts.

Dr. Mario Sznol, Vion's Vice President, Clinical Affairs, stated, "The results to date of our Phase 1 clinical program for VNP40101M are very encouraging. In the solid tumor trial, we escalated the dose to levels that are equal or higher than those that had substantial anti-tumor activity in animal models without observing dose-limiting toxicity. At the proposed Phase 2 dose level, the toxicity profile is excellent, and while the Phase 1 trial was not designed to test efficacy, we have preliminary evidence of activity in treatment-resistant cancers."

Dr. Sznol added, "Moreover, in our ongoing Phase 1 trial in patients with advanced hematologic malignancies, we observed encouraging activity at the initial dose levels, which are approximately equal to the proposed Phase 2 dose for solid tumors. The hematologic malignancy trial should permit substantial additional dose escalation."

Dr. Sznol concluded, "We plan to begin a second Phase 1 trial of a weekly schedule in patients with solid tumors soon, based on promising activity with that schedule in preclinical models, and it remains our intention to initiate Phase 2 trials of VNP40101M in the first half of 2003."

VNP40101M is the first clinical candidate from the Sulfonyl Hydrazine Prodrug
(SHP) family of anti-cancer compounds, which Vion licenses from Yale University. VNP40101M is a unique DNA-damaging alkylating agent that has broad anti-tumor activity in animal models, including some tumors that are resistant to standard alkylating agents. VNP40101M was designed to have a favorable safety profile and has been shown to cross the blood brain barrier, which prevents the entry of many anti-cancer agents into the brain.

Vion Pharmaceuticals, Inc. is a biotechnology company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes: Triapine'r', a potent inhibitor of a key step in DNA synthesis and repair; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its research and product development programs, visit the company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Vion's plans to differ or results to vary from those expected, including the inability to access capital and funding on a timely basis and on favorable terms, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2001. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.